EXHIBIT 13.1

CERTIFICATIONS

Pursuant to 18 U.S.C. § 1350, the undersigned officer of TOTAL S.A., a French company (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Report”), fully complies with the requirements of § 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 27, 2012

/s/ CHRISTOPHE DE MARGERIE
Name: Christophe de Margerie
Title: Chairman and Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.